Exhibit 3.1

Certificate of Amendment

of

Eighth Amended and Restated

Certificate of Incorporation

Myomo, Inc., a corporation organized and existing under virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:

1)	The name of the corporation is Myomo, Inc. (the “Corporation”).

2)	The Eighth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 8, 2017.

3)

Pursuant to and in accordance with Section 242 of the DGCL, this Certificate of Amendment hereby further amends the provisions of the Eighth Amended and Restated Certificate of Incorporation of the Corporation as follows:

a.	Section 1 of Article IV is hereby amended and restated to read in its entirety as follows:

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 125,000,000; of which 25,000,000 shares of the par value of $0.0001 shall be designated Preferred Stock and 100,000,000 shares of the par value of $0.0001 shall be designated Common Stock. Upon the filing and effectiveness (the “Effective Time”) of this Eighth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every thirty issued and outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination. All fractional shares shall be rounded down to the nearest whole number of shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

4)

This Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation was duly proposed and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the affirmative vote of the holders of a majority of the Corporation’s outstanding stock entitled to vote thereon.

5)	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 30th day of January, 2020.

By:	/s/ Paul Gudonis
Paul Gudonis, Chief Executive Officer